Exhibit 3.11

1743679	FILED In the office of the Secretary of State of the State of California MAY 5 1994
ARTICLES OF INCORPORATION OF K-W PROPERTIES	Tony Miller Acting Secretary of State

ONE: The name of this corporation is K-W PROPERTIES.

TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE: The name and address of this corporation’s initial agent for service of process is:

  Kent Y. Mouton, Esq.

Kulik, Gottesman & Mouton

1880 Century Park East, Suite 800

Los Angeles, California 90067

FOUR: This corporation is authorized to issue one Hundred Thousand (100,000) shares.

FIVE: The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

/s/ KENT MOUTON
KENT Y. MOUTON, Incorporator

I hereby declare that I am the person who executed the above Articles of Incorporation, and that this instrument is my act and deed.

/s/ KENT MOUTON
KENT Y. MOUTON, Incorporator